UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
the ( "Exchange Act" )

Date of Report (date of earliest event reported): September 19, 2005

The Tracker Corporation of America
(Exact Name of Registrant as Specified in its Charter)

Delaware	86-0767918
(State or Other Jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

860 Denison Street, Unit 9, Markham, Ontario, Canada L3R 4H1
(Address of Principal Executive Offices) (Zip Code)

(416) 628-2903
(Registrant's Telephone Number, Including Area Code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 19, 2005, our Board of Directors appointed Paul D. Hamm to our Board to fill a newly created vacancy. On this date, the Board of Directors also elected Mr. Hamm to serve as Chairman of the Board and as our Chief Executive Officer.

Paul D. Hamm is a 14-year financial services industry veteran, private equity fund manager ad currently serves as Chairman of the Board of Directors of Endavo Media and Communications, Inc. Mr. Hamm also serves as Endavo’s Chief Executive Officer. In 2002, Mr. Hamm founded and is currently the Managing Partner of AlphaWest Capital Partners, a specialized capital marketing firm providing market/industry research and financial advisory and marketing services to emerging public companies.  In 1998, Mr. Hamm co-founded and currently serves as Managing Director of SovCap Investment Management Group, LLC the investment manager to SovCap Equity Partners, Ltd., an offshore private investment partnership.  As a principal investor, Mr. Hamm has made numerous private equity investments into publicly traded companies across technology and communications related industries. Mr. Hamm holds NASD securities licenses, served as a Transportation/Civil Affairs Commissioned Officer for 8 years with the U.S. Army/USAR, and has a Bachelor of Science degree in Political Science from Stetson University.

SovCap Equity Partners, Ltd. is the beneficial owner of approximately 81% of the outstanding common stock of Tracker. As the investment manager of SovCap Equity Partners, SovCap Investment Management Group has shared dispositive power (but not voting power) with respect to the shares of Tracker common stock owned by SovCap Equity Partners. Mr. Hamm, as a managing member of SovCap Investment Management Group may also be deemed to beneficially own any shares beneficially owned by SovCap Investment Management Group. Neither SovCap Investment Management Group nor Mr. Hamm beneficially owns any shares of Tracker common stock, other than the shares of Common Stock owned by SovCap Equity Partners, and each of SovCap Investment Management Group and Mr. Hamm disclaim beneficial ownership of the shares held by SovCap Equity Partners.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Tracker Corporation of America

/s/ Jay Stulberg
Jay Stulberg
President

Dated: September 19, 2005